                           SCHEDULE 13D                            Page 29 of __

                           PHOENIX TECHNOLOGIES LTD.

                           INVESTOR RIGHTS AGREEMENT

                         This Investor Rights Agreement (this "Agreement") is
made and entered into as of December 18, 1995 by and among Phoenix Technologies Ltd., a Delaware corporation (the "Company"), and Intel Corporation, a Delaware corporation (the "Investor").

                                R E C I T A L S

                             A.       The Investor has agreed to purchase from
the Company, and the Company has agreed to sell to the Investor, shares of the Company's Common Stock (the "Common Stock") and a Warrant (the "Warrant") on the terms and conditions set forth in that certain Common Stock and Warrant Purchase Agreement, dated of even date herewith by and between the Company and the Investor (the "Purchase Agreement"). The Company and the Investor have entered into an agreement of even date herewith relating to the licensing, marketing and development of certain of the Company's system-level software designed for use with desktop computer and server computer products (the "Technology Agreement").

                             B.       The Purchase Agreement provides that the
Investor shall be granted certain information rights, registration rights and other rights, all as more fully set forth herein.

                         NOW, THEREFORE, in consideration of the foregoing
recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                         1.       INFORMATION RIGHTS.

                             1.1      Financial Information.  The Company
covenants and agrees that, commencing on the date of this Agreement, for so long as the Investor holds shares of Common Stock issued under this Agreement or the Purchase Agreement or shares of Common Stock issued pursuant to exercise of the Warrant the Company will:


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                           SCHEDULE 13D                            Page 30 of __


                             (a)       Annual Reports.  Furnish to the Investor
within 90 days after the end of each fiscal year of the Company, a consolidated Balance Sheet as of the end of such fiscal year, a consolidated Statement of Income and a consolidated Statement of Cash Flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company's previous fiscal year, all prepared in accordance with generally accepted accounting principles and practices and audited by nationally recognized independent certified public accountants; and


                             (b)       Quarterly Reports.  Furnish to the
Investor within forty-five (45) days of the end of each fiscal quarter of the Company (except the last quarter of the Company's fiscal year), quarterly unaudited financial statements.

                    1.2 Board Observer. So long the Investor, together with its Majority Owned Subsidiaries (as defined in Section 8.1(a)), holds at least 894,971 shares of Common Stock of the Company (such number to be proportionately adjusted for stock splits, stock dividends, and similar events), the Company will permit a representative of the Investor (the "Representative") reasonably acceptable to the Company's Board of Directors (the "Board") to attend all meetings of the Board (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to the Investor, concurrently with the members of the Company's Board of Directors, notice of such meeting and a copy of all materials provided to such members, provided that the Board may exclude the Representative from any portion of any meeting and may redact from any of such materials for or as to which the Board determines in its reasonable discretion that the subject matter of such portion of the meeting or such portion of the materials involves matters for which a conflict of interest exists between the Company and the Investor, and provided further that the Investor shall execute an appropriate confidentiality agreement.

              2.       REGISTRATION RIGHTS.

                       2.1   Definitions.  For purposes of this Section 2:

                             (a)       Registration.  The terms "register,"
"registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended, (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement.


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                           SCHEDULE 13D                            Page 31 of __


                                (b)       Registrable Securities. The term
"Registrable Securities" means: (1) all the shares of Common Stock of the Company issued (A) under the Purchase Agreement, (B) pursuant to an exercise of the Warrant, and (C) pursuant to the Right of Participation (defined in Section 3 hereof) or the Right of Maintenance (defined in Section 4 hereof), and (2) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any such shares of Common Stock described in clause (1) of this subsection (b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

                                (c)       Registrable Securities Then
Outstanding. The number of shares of "Registrable Securities then outstanding" shall mean the number of shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to an exercise of the Warrant.

                                (d)       Holder.  For purposes of this Section
2, the term "Holder" means any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

                                (e)       Form S-3.  The term "Form S-3" means
such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                                (f)       SEC.  The term "SEC" or "Commission"
means the U.S. Securities and Exchange Commission.

                         2.2    Demand Registration.

                                (a)       Request by Holders.  If the Company
shall receive at any time subsequent to the third anniversary of the date of this Agreement, a written request from the Holders of at least a majority of the Registrable Securities then outstanding that the Company file a


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                           SCHEDULE 13D                            Page 32 of __

registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request ("Request Notice") to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.2; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must be at least twenty-five percent (25%) of all Registrable Securities then outstanding; and provided further that the Company shall not be obligated to effect any such registration if the Company has, within the (12) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.2 or Section 2.4, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.3, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.3(a).

                                (b)       Underwriting.  If the Holders
initiating the registration request under this Section 2.2 ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company (including a market stand-off agreement of up to 180 days if required by such underwriters). Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

                                (c)       Maximum Number of Demand
Registrations. The Company is obligated to effect only three (3) such registrations pursuant to this Section 2.2.


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                           SCHEDULE 13D                            Page 33 of __

                                   (d)       Deferral.   Notwithstanding the
foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

                                   (e)       Expenses.  All expenses incurred in
connection with the first registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, (but excluding underwriters' discounts and commissions relating to shares sold by the Holders), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder's proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 2.2 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to this Section 2.2. The Company shall not be required to pay for any expenses of any registration pursuant to this Section
2.2 after the Company has paid for one registration pursuant to this Section 2.2 (excluding any registration that is withdrawn after learning of such a material adverse change).

                          2.3      Piggyback Registrations.  The Company shall
notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20)

                           SCHEDULE 13D                            Page 34 of __


days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                                (a)       Underwriting.  If a registration
statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Section
2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriters). Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder provided, however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below fifteen percent (15%) of the aggregate number of shares covered by the registration; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten
(10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Holder", and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.


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                           SCHEDULE 13D                            Page 35 of __


                                  (b)       Expenses.  All expenses incurred in
connection with a registration pursuant to this Section 2.3 (excluding underwriters' and brokers' discounts and commissions relating to shares sold by the Holders), including, without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company.

                         2.4      Form S-3 Registration.  In case the Company
shall receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

                                  (a)       Notice.  Promptly give written
notice of the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                                  (b)       Registration.  As soon as
practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.4(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                                  (1)      if Form S-3 is not available for such
offering by the Holders;

                                  (2)      if the Holders, together with the
holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $2,000,000;

                                  (3)      if the Company shall furnish to the
Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which


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                           SCHEDULE 13D                            Page 36 of __

event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve month period for a period of not more than 60 days after receipt of the request of the Holder or Holders under this Section 2.4;

                                  (4)      if the Company has, within the twelve
(12) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.3(a); or

                                  (5)      in any particular jurisdiction in
which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                                 (c)       Expenses.  The Company shall pay all
expenses incurred in connection with each registration requested pursuant to this Section 2.4, (excluding underwriters' or brokers' discounts and commissions relating to shares sold by the Holders), including without limitation all filing, registration and qualification, printers' and accounting fees.

                                 (d)       Not Demand Registration.  Form S-3
registrations shall not be deemed to be demand registrations as described in
Section 2.2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

                        2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

                                 (a)       Registration Statement.  Prepare and
file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, provided, however, that the Company shall not be required to keep any such registration statement effective for more than sixty (60) days.

                           SCHEDULE 13D                            Page 37 of __


                                (b)       Amendments and Supplements.  Prepare
and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                                (c)       Prospectus.  Furnish to the Holders
such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

                                (d)       Blue Sky.  Use its best efforts to
register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                                (e)       Underwriting.  In the event of any
underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                                (f)       Notification.  Notify each Holder of
Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                                (g)       Opinion and Comfort Letter.  Furnish,
at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the



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                           SCHEDULE 13D                            Page 38 of __


Company, in form and substance aarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.


                         2.6      Furnish Information. It shall be a condition
precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

                         2.7      Indemnification.  In the event any Registrable
Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

                                  (a)       By the Company.  To the extent
permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the l934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

                         (i) any untrue statement or alleged untrue statement
                  of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                        (ii) the omission or alleged omission to state
                  therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

                       (iii) any violation or alleged violation by the Company
                  of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or

                           SCHEDULE 13D                            Page 39 of __

                         state securities law in connection with the offering covered by such registration statement;

                  and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                                (b)       By Selling Holders.  To the extent
permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this
Section 2.7(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

                                (c)       Notice.  Promptly after receipt by an
indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this
Section 2.7, deliver to the indemnifying party a written notice of the commencement

                           SCHEDULE 13D                            Page 40 of __

thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.7 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 2.7.

                                (d)       Defect Eliminated in Final Prospectus.
The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                                (e)       Contribution.  In order to provide for
just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.7; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                           SCHEDULE 13D                            Page 41 of __


                                         (f)       Survival.  The obligations
of the Company and Holders under this Section 2.7 shall survive until the fifth anniversary of the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

                                2.8      Termination of the Company's
Obligations. The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.2, 2.3 or 2.4 more than seven
(7) years after the date of this Agreement, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

                       3.       RIGHT OF PARTICIPATION.

                                3.1      General.  The Investor and any
Majority Owned Subsidiary of the Investor to which rights under this Section 3 have been duly assigned in accordance with Section 8.1 (the Investor and each such assignee being hereinafter referred to as a "Participation Rights Holder") has the right of first refusal to purchase such Participation Rights Holder's Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the "Right of Participation"); provided, however, that no Participation Rights Holder shall have the Right of Participation with respect to any issuance of New Securities that would result in less than a ten percent (10%) reduction in such Participation Rights Holder's Pro Rata Share.

                                3.2      Pro Rata Share.  A Participation
Rights Holder's "Pro Rata Share" for purposes of the Right of Participation is the ratio of (a) the number of Registrable Securities held by such Participation Rights Holder, to (b) the difference between (i) the total number of shares of Common Stock of the Company (and other voting securities of the Company, if any) then outstanding (immediately prior to the issuance of New Securities giving rise to the Right of Participation), and (ii) the number of Dilutive Securities (defined below) issued since the last Notice Date (defined below) excluding any Maintenance Securities (defined below) issued pursuant to the last Maintenance Notice.

                                3.3      New Securities.  "New Securities"
shall mean any Common Stock, Preferred Stock or other voting capital stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock,

                           SCHEDULE 13D                            Page 42 of __

Preferred Stock or other capital stock; provided, however, that the term "New Securities" does not include:

                (a) any shares of the Company's Common Stock (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to incentive agreements or incentive plans approved by the Board of Directors of the Company;

                (b) any shares of Common Stock issued under the Purchase Agreement, as such agreement may be amended;

                (c) the Warrant or any shares of Common Stock issued upon any exercise thereof;

                (d) any securities issued in connection with any stock split, stock dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

                (e) any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security; or

                (f) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity.

                                  3.4      Procedures.  In the event that the
Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions) that would result in a ten percent (10%) or greater reduction in the Pro Rata Share of each Participation Rights Holder, it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the "Participation Notice"), describing the amount and the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have ten (10) business days from the date of receipt of any such

                           SCHEDULE 13D                            Page 43 of __

Participation Notice to agree in writing to purchase such Participation Rights Holder's Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder's Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such ten (10) business day period to purchase such Participation Rights Holder's full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase. Such Participation Rights Holder shall purchase the portion elected by such Participation Rights Holder concurrently with the closing of the transaction triggering the Right of Participation.

                                  3.5      Failure to Exercise.  Upon the
expiration of such ten (10) day period, the Company shall have 120 days thereafter to sell the New Securities described in the Participation Notice (with respect to which the Participation Rights Holders' rights of first refusal hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the Participation Notice. In the event that the Company has not issued and sold such New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

                                  3.6      Termination.  The Right of
Participation shall terminate upon the earliest to occur of (i) the expiration of or any termination of the Technology Agreement in accordance with its terms for any reason (except for a termination by Intel Corporation due to the uncured breach by the Company of one of its material obligations thereunder), (ii) immediately prior to any Corporate Event (as defined in Section 5.1), or (iii) the first date that the Investor holds less than 894,971 shares of Common Stock of the Company (such number to be proportionately adjusted for stock splits, stock dividends and similar events).

                         4.       RIGHT OF MAINTENANCE.

                                  4.1      General.  Each Participation Rights
Holder will, pursuant to the terms and conditions of this Section 4, have the right to purchase shares of Common Stock, voting Preferred Stock or other voting capital stock ("Maintenance Securities") from the Company at the Purchase Price (as defined in Section 4.3) following the issuance by the Company of Dilutive Securities (as defined in Section 4.2) that the Company may from time to time issue after the date of this Agreement, solely in order to maintain such Participation Rights Holder's Prior Percentage Interest (as defined in Section 4.4) in the Company (the "Right of Maintenance"). Each right to purchase Maintenance Securities pursuant to this Section 4 shall be on the same terms (other than price to the extent provided in Section 4.3 below) as the issuance of the Diluting Securities which gave rise to the right to purchase such Maintenance Securities.

                                  SCHEDULE 13D                    Page 44 of
                                                                             ---


                            4.2     Dilutive Securities.  "Dilutive Securities"
shall mean any Common Stock, voting Preferred Stock or other voting capital stock of the Company, whether now authorized or not; provided, however, that the term "Dilutive Securities" does not include:

                            (a) any securities other than Common Stock, voting Preferred Stock or other voting capital stock (e.g. warrants or options to purchase Common Stock, Preferred Stock or other capital stock);

                            (b) any shares of Common Stock issued under the Purchase Agreement, as such agreement may be amended;

                            (c) the Warrant or any shares of Common Stock issuable upon any exercise thereof;

                            (d) any securities issued in connection with any stock split, stock dividend or similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

                            (e) any securities for which the issuance gave rise to the Right of Participation (regardless of whether any such right was exercised); or

                            (f) any securities issuable upon the exercise, conversion or exchange of any securities described in (d) or (e) above.

                            4.3     Purchase Price.

                                    (a)   Employee Stock.  To the extent that
the right to purchase Maintenance Securities arises out of the issuance of Dilutive Securities to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to incentive agreements or incentive plans approved by the Board of Directors of the Company ("Employee Stock"), the per share

                                  SCHEDULE 13D                    Page 45 of
                                                                             ---

"Purchase Price" of the Maintenance Securities shall equal the average
Market Price (as defined below) of such Maintenance Securities over the thirty
(30) trading days immediately preceding the date on which the Participation Rights Holder elects to purchase such Maintenance Securities.

                         (b)  Other Dilutive Securities.  To the extent that
the right to purchase Maintenance Securities arises out of any issuance of Dilutive Securities other than Employee Stock, the per share "Purchase Price" of the Maintenance Securities shall equal the greater of (i) the per share price at which such Dilutive Securities were issued, and (ii) 75% of the average of the Market Price (as defined below) of such Maintenance Securities over the thirty
(30) trading days immediately preceding the date on which the Participation Rights Holder elects to purchase such Maintenance Securities, unless the issuance of such other Dilutive Securities occurred upon the exercise, conversion or exchange of other securities ("Exchangeable Securities"), in which case, the per share "Purchase Price" of the Maintenance Securities shall equal the greater of (i) the sum of (A) the per share amount paid upon such exercise, conversion or exchange, and (B) the per share amount previously paid for the Exchangeable Securities (adjusted for any stock splits, stock dividends or other similar events), and (ii) 75% of the average Market Price of such Maintenance Securities over the thirty (30) trading days immediately preceding the date on which the Participation Rights Holder elects to purchase such Maintenance Securities.

                         (c)  Market Price.  For purposes of this Section 4.3,
"Market Price" means as to any Maintenance Securities on a given day the average of the closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the Nasdaq National Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time the Maintenance Securities are not listed on any domestic securities exchange or quoted in the Nasdaq National Market or the domestic over-the-counter market ("Unlisted Securities"), the "Market Price" shall be the fair value thereof determined jointly by the Company and the Holder.

                         (d)  Consideration Other than Cash.  In the event that
Dilutive Securities or Exchangeable Securities were issued for consideration other than cash, the per share amounts paid for such Dilutive Securities or Exchangeable Securities shall be determined jointly by the Company and the Participation Rights Holder.

                         (e)  Appraiser.  If the Company and the Participation
Rights Holder are unable to reach agreement within a reasonable period of time with respect to (i) the Market Price

                                  SCHEDULE 13D                    Page 46 of
                                                                             ---

of Unlisted Securities, or (ii) the per share amounts paid for Dilutive Securities or Exchangeable Securities issued for consideration other than cash, such Market Price or per share amounts paid, as the case may be, shall be determined by an appraiser jointly selected by the Company and the Participation Rights Holder. The determination of such appraiser shall be final and binding on the Company and the Participation Rights Holder. The fees and expenses of such appraiser shall be paid for by the Company, provided that such fees and expenses shall be paid for by the Participation Rights Holder in the event that the appraiser's determination of the Market Price or the per share amounts paid, as the case may be, is higher than, or no more than 5% lower than, the last amount previously offered by the Company.

                        4.4 Prior Percentage Interest. A Participation Rights Holder's "Prior Percentage Interest" for purposes of the Right of Maintenance is the ratio of (a) the number of Registrable Securities held by such Participation Rights Holder as of the date of such Maintenance Notice (as defined in Section 4.6) (the "Notice Date"), to (b) the difference between (i) the total number of shares of Common Stock of the Company (and other voting securities of the Company, if any) outstanding on the Notice Date, and (ii) the total number of Dilutive Securities issued since the later of the date of this Agreement or the last Notice Date excluding any Maintenance Securities (defined below) issued pursuant to the last Maintenance Notice.

                        4.5 Maintenance Amount. A Participation Rights Holder's "Maintenance Amount" with respect to any Maintenance Notice shall equal such number of Maintenance Securities as is obtained by multiplying the number of Dilutive Securities specified in such Maintenance Notice by such Participation Rights Holder's Prior Percentage Interest, rounded to the nearest whole share.

                        4.6 Notice of Issuance. Within fifteen (15) business days of each anniversary of this Agreement, and within fifteen (15) business days of each issuance of Dilutive Securities which when cumulated with all prior issuances of Dilutive Securities since the later of (i) the date of this Agreement, or (ii) the date of the last Notice Date (subsequent to which the Participation Rights Holder has had an opportunity to purchase Maintenance Securities), results in a five percent (5%) reduction in a Participation Rights Holders' Prior Percentage Interest, the Company shall give to each Participation Rights Holder written notice (the "Maintenance Notice") describing the number of Dilutive Securities issued since such prior Notice Date and the non-price terms upon which the Company issued such Dilutive Securities, and the Maintenance Amount of Maintenance Securities that such Participation Rights Holder is entitled to purchase as a result of such issuances.

                        4.7 Purchase of Maintenance Securities. Each Participation Rights Holder shall have twenty (20) days from the receipt of a Maintenance Notice to elect to purchase up to such Participation Rights Holder's Maintenance Amount of such Maintenance Securities at the Purchase Price as defined in Section 4.3 and upon the terms and conditions specified in the Maintenance Notice. The closing of such purchase shall occur within ten (10) days after such election

                                  SCHEDULE 13D                    Page 47 of
                                                                             ---

to purchase. If any Participation Rights Holder fails to elect to purchase such Participation Rights Holder's full Maintenance Amount of Maintenance Securities within such twenty (20) day period, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Maintenance Amount that it did not so elect to purchase.

                        4.8 Termination. The Right of Maintenance shall terminate upon the termination of the Right of Participation.

                 5.     RIGHTS IN CORPORATE EVENTS.

                        5.1 Corporate Event. A "Corporate Event" shall mean any of the following, whether accomplished through one or a series of related transactions (a) the acquisition of all or substantially all the assets of the Company, (b) the acquisition of all or substantially all of the Company's desktop personal computer and server BIOS technology, or (c) an acquisition of the Company by another corporation or entity by consolidation, merger, share purchase or exchange (other than pursuant to a "hostile" tender offer), or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) or more of the voting power of the corporation or other entity surviving such transaction.

                        5.2 Unsolicited Offer/Solicited Offer. An "Unsolicited Offer" means (a) any offer for a proposed Corporate Event received from a third party in the absence of any act taken by any officer or director of the Company with the intent of soliciting such offer, and (b) any proposal or offer by the Company to such third party or from such third party for a proposed Corporate Event arising from negotiations that followed the receipt of an offer described in 5.2(a). Any offer for a proposed Corporate Event that is not an Unsolicited Offer shall be deemed a Solicited Offer.

                        5.3     Solicitation of Offers for Corporate Event.

                                (a)     Solicitation Notice.  The Company agrees
that prior to soliciting any offers (other than an offer described in Section 5.2(b) above) for a proposed Corporate Event (a "Proposed Event"), the Company will provide the Investor with written notice of such intent to solicit offers (a "Solicitation Notice"), specifying the terms and conditions of the Proposed Event, including the proposed selling price for the Company or the Assets (the "Proposed Selling Price"), the proposed structure of the transaction, a list of the persons from whom the Company in good faith

                                  SCHEDULE 13D                    Page 48 of
                                                                             ---

intends to solicit such offers, when the Proposed Event involves an acquisition of assets, a description of the assets to be sold (the "Assets"), and the other material terms and conditions of the Proposed Event.

                                 (b)    Additional Parties Notice.  The Company
agrees that prior to soliciting any offers (other than an offer described in Section 5.2(b) above) for the consummation of the Proposed Event described in the Solicitation Notice from any parties that were not listed in the Solicitation Notice ("Additional Parties"), the Company will provide the Investor with written notice of such intent to solicit such offers from such Additional Parties (the "Additional Parties Notice").

                                 (c)    Different Terms and Conditions.  In the
event that the Company proposes to accept a Solicited Offer for the consummation of a Proposed Event on non-price terms and conditions which are not substantially the same as the terms and conditions specified in the last Solicitation Notice, then, regardless of whether the proposed price is above or below 90% of the Proposed Selling Price in the last Solicitation Notice, the Company agrees to provide the Investor with a new Solicitation Notice pursuant to Section 5.3(a).

                                 (d)    Solicited Offer Rights.  The Investor
shall have fifteen (15) business days from the date of receipt of the first Solicitation Notice, seven (7) business days from the date of receipt of any subsequent Solicitation Notice pursuant to Section 5.3(c), or five (5) business days from the date of receipt of any Additional Parties Notice pursuant to
Section 5.3(b), to deliver written notice to the Company agreeing in writing to purchase (for cash or publicly traded stock) the Company or the Assets, as the case may be, at the Proposed Selling Price and on substantially the same terms and conditions specified in the last Solicitation Notice, which agreement shall call for the closing of such purchase within 120 days from the date of delivery of such notice to the Company (such 120 day period subject to extensions for regulatory compliance). The Company agrees that it will not unreasonably refuse a request by the Investor to extend any such seven (7) business day period by up to three (3) additional business days. If the Investor fails to so agree in writing within such fifteen (15) business day period, seven (7) business day period (subject to the above mentioned extension), or such five (5) business day period, as the case may be, then, for a period of six (6) months thereafter, the Company shall have the right to (i) solicit offers from any party listed in the last Solicitation Notice or any Additional Parties Notice, both directly and indirectly through its investment advisors, for the consummation of the Proposed Event, and (ii) enter into a binding agreement with any party listed in the last Solicitation Notice or any Additional Parties Notice substantially on the same terms and conditions as those described in the last Solicitation Notice, which agreement calls for the completion of the Corporate Event within six (6) months of the date of such agreement (such six month period subject to extensions for regulatory compliance), provided that the selling price for the Company or the Assets, as the case may be, is 90% of, or greater than, the Proposed Selling Price specified in the last Solicitation Notice.

                                  SCHEDULE 13D                    Page 49 of
                                                                             ---


                                 (e)     Lower Price Notice.  In the event that
the Company proposes to accept a solicited offer (a "Lower Offer") for the consummation of the Proposed Event described in the last Solicitation Notice at a purchase price for the Company or the Assets, as the case may be, that is less than 90% of the Proposed Selling Price, but which is on terms and conditions that are substantially the same as those described in the last Solicitation Notice, then the Company will provide the Investor with written notice of such intention to accept such Lower Offer (the "Lower Price Notice"). The Investor shall have five (5) business days from the date of receipt of any such Lower Price Notice to deliver written notice to the Company agreeing in writing to consummate the purchase of the Company or the Assets, as the case may be, at the purchase price specified in the Lower Price Notice and on substantially the same terms and conditions specified in the Solicitation Notice or the Lower Price Notice, which agreement shall call for the closing of such purchase within 120 days from the date of delivery of such notice to the Company (such 120 day period subject to extensions for regulatory compliance). If the Investor fails to so agree in writing within such five (5) business day period, then, for a period of 120 days thereafter, the Company shall have the right to accept any offer substantially on the same terms and conditions as those described in the Solicitation Notice, provided that the selling price for the Company or the Assets, as the case may be, is equal to or greater than the purchase price specified in the Lower Price Notice.

                        5.4 Unsolicited Offers for Corporate Event. If the Company receives an Unsolicited Offer from a third party for a proposed Corporate Event (an "Offered Event"), the Company agrees that it will provide the Investor with detailed written notice of the Offered Event specifying the terms and conditions of the Offered Event including the name of such third party, the proposed purchase price for the Company or the Offered Assets (the "Offered Purchase Price"), the proposed structure of the Offered Event, when the Offered Event involves an acquisition of assets, a description of the assets to be sold (the "Offered Assets"), and the other material terms and conditions of the Offered Event. If the Company proposes to accept the Offered Event or recommend that its stockholders approve the Offered Event, the Company agrees that it will provide the Investor with written notice of its intention, and the Investor shall have seven (7) business days following the receipt of such notice to offer to enter into the proposed Corporate Event on substantially the same terms and conditions of the Offered Event but at a purchase price that is equal to or greater than 115% of the Offered Purchase Price (an "Investor Offer"). The Company agrees that it will not unreasonably refuse a request by the Investor to extend any such seven (7) business day period by up to three (3) additional business days. If the Investor fails to make an Investor Offer in writing within such seven (7) business day period (subject to the above mentioned extension), then, for a period of 90 days thereafter, the Company shall have the right to enter into a binding agreement with such third party on substantially the same terms and conditions as the Offered Event which calls for the completion of the Corporate Event within six (6) months of the date of such agreement (subject to extensions for regulatory compliance), provided that the purchase price for the Company or the Assets, as the case may be, is equal to or greater than the Offered Purchase Price. If the Investor makes an Investor Offer in writing within such seven (7) business day period (subject to the above mentioned extension), then, the Company agrees that it will not solicit further proposals for a Corporate Event (unless and until the Corporate Event represented by such Investor Offer is abandoned), that it will accept such Investor

                                  SCHEDULE 13D                    Page 50 of
                                                                             ---


Offer, and that it will recommend that the Company's stockholders approve acceptance of the Investor Offer.

                        5.5 Receipt of Offer to Acquire Securities. The Company agrees that it will provide the Investor with detailed written notice of any offer from a third party (i) to acquire 10% or more of the Company's outstanding voting securities, or (ii) for a proposed Corporate Event, within four (4) business days of the date the Company first becomes aware of such offer or proposed Corporate Event.

                        5.6 Fiduciary Obligations. No action of the Company (including the Board of Directors of the Company) shall be prohibited by or be deemed a breach of this Section 5 if the Board of Directors of the Company determines in good faith, upon the advice of outside legal counsel, that such action would be required by reasons of the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law; provided, however, that in the event that the Company takes an action pursuant to this Section 5.6 that is otherwise inconsistent with the terms of the remainder of this Section 5, and such action involves the solicitation of, or the proposal by the Company to accept, an offer for a proposed Corporate Event, the parties agree, notwithstanding any other provision herein, that such proposed Corporate Event will be treated as an Offered Event pursuant to the terms of Section 5.4.

                        5.7 Termination and Suspension of Rights. The rights of the Investor under this Section 5 shall be suspended immediately prior to the receipt by the Company from the Investor of any Unsolicited Offer for a proposed Corporate Event and shall be reinstated upon abandonment of such proposed Corporate Event by the Investor. The rights of the Investor under this
Section 5 shall terminate upon termination of the Right of Participation.

                 6.     STANDSTILL AGREEMENT.

                        6.1 Standstill. The Investor hereby agrees that the Investor shall neither acquire, nor enter into discussions, negotiations, arrangements or understandings with any third party to acquire, beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of any Voting Stock (as defined below), any securities convertible into or exchangeable for Voting Stock, or any other right to acquire Voting Stock (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of any Voting Stock generally) without the written consent of the Company, if the effect of such acquisition would be to increase the Voting Power (as defined below) of all Voting Stock then beneficially owned (as defined above) by the Investor or which it has a right to acquire to more than nineteen and nine-tenths percent (19.9%) (the "Standstill Percentage") of the Total Voting Power (as defined below) of the Company at the time in effect; provided that:

                                 (a)     The Investor may acquire Voting Stock
without regard to the foregoing limitation, and such limitation shall be suspended, but not terminated, if and for so long

                                  SCHEDULE 13D                    Page 51 of
                                                                             ---


as (i) a tender or exchange offer is made and is not withdrawn or terminated by another person or group to purchase or exchange for cash or other consideration any Voting Stock which, if accepted or if otherwise successful, would result in such person or group beneficially owning or having the right to acquire shares of Voting Stock with aggregate Voting Power of more than ten percent (10%) of the Total Voting Power of the Company then in effect and such offer is not withdrawn or terminated prior to the Investor making an offer to acquire Voting Stock or acquiring Voting Stock, or (ii) another person or group hereafter acquires Voting Stock which results in such person or group beneficially owning or having the right to acquire Voting Stock with aggregate Voting Power of more than ten percent (10%) of the Total Voting Power of the Company then in effect and such person or group would be required to file a Schedule 13D (under the rules promulgated under Section 13(d) under the Securities and Exchange Act of 1934, as such rules and section are in effect on the date hereof) indicating pursuant to Item 4 of such Schedule 13D that the purpose of such acquisition is other than for mere investment; provided, however, that the foregoing standstill limitation will be reinstated, in the case of (i) above, once any such tender or exchange offer is withdrawn or terminated, or, in the case of (ii) above, once the percentage of the Total Voting Power beneficially owned by such other person or group falls below ten percent (10%).

                        (b) The Investor will not be obliged to dispose of any Voting Stock if the aggregate percentage of the Total Voting Power of the Company represented by Voting Stock beneficially owned by the Investor or which the Investor has a right to acquire is increased beyond the Standstill Percentage (i) as a result of a recapitalization of the Company or a repurchase or exchange of securities by the Company or any other action taken by the Company or its affiliates, (ii) as the result of acquisitions of Voting Stock made during the period when the Investor's "standstill" obligations are suspended pursuant to Section 6.1(a), (iii) as a result of an equity index transaction, provided that Investor shall not vote such shares; (iv) by way of stock dividends or other distributions or rights or offerings made available to holders of shares of Voting Stock generally; (v) with the consent of a simple majority of the authorized members of the Company's Board of Directors; or (vi) as part of a transaction on behalf of Investor's Defined Benefit Pension Plan, Profit Sharing Retirement Plan, 401(k) Savings Plan, Sheltered Employee Retirement Plan and Sheltered Employee Retirement Plan Plus, or any successor or additional retirement plans thereto (collectively, the "Retirement Plans") where the Company's shares in such Retirement Plans are voted by a trustee for the benefit of Investor employees or, for those Retirement Plans where Investor controls voting, where Investor agrees not to vote any shares of such Retirement Plan Voting Stock that would cause Investor to exceed the Standstill Percentage.

                        (c) As used in this Section 6, (i) the term "Voting Stock" means the Common Stock and any other securities issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency that has not occurred), (ii) the term "Voting Power" of any Voting Stock means the number of votes such Voting Stock is entitled to cast for directors of the Company at any meeting of shareholders of the Company, and
(iii) the term "Total Voting Power" means the total number of votes which may be cast in the election of directors of the Company at any meeting of shareholders of the Company if all Voting Stock was represented and voted to the fullest extent possible at such meeting, other than votes that may be cast only upon the happening of a contingency that has not occurred. For purposes of this Section 6, the Investor shall not be deemed to have beneficial ownership of any Voting Stock held by a pension plan or other

                                  SCHEDULE 13D                    Page 52 of
                                                                             ---


employee benefit program of the Investor if the Investor does not have the power to control the investment decisions of such plan or program.

                6.2     Termination of Standstill.  The provisions of Section
6.1 shall terminate on the second anniversary of the date of this Agreement.

       7.       VOTING AGREEMENT.

                7.1 Proportional Voting. Whenever the Investor directly or indirectly owns (of record or beneficially) Voting Stock which constitutes ten percent (10%) or more of the Total Voting Power of the Company, the Investor agrees to vote all Registrable Securities of the Company then owned directly or indirectly by the Investor, that consist of Voting Stock, in the same proportion as the votes cast by all other holders of the Company's Voting Stock, except on matters that the Investor, in its reasonable discretion, deems could potentially be materially adverse to the Investor's interests.

                7.2 No Dissent. The Investor hereby agrees that it will not exercise dissenter's or appraisal rights or otherwise dissent or seek appraisal rights with respect to any Corporate Event or any other merger or acquisition involving the Company (e.g. an acquisition by the Company of a third party), provided that, in the event that the provisions of Section 5 hereof have not been terminated, the provisions of this Section 7.2 shall only apply with respect to such a Corporate Event if the Company has complied with the applicable provisions of Section 5 with respect to such Corporate Event.

                7.3 Successors in Interest. The Investor agrees to ensure that its successors in interest as to any Registrable Securities will be bound by the provisions of Sections 7.1 and 7.2 so long as they respectively survive, except to the extent such securities are sold in a public offering, whether pursuant to Rule 144, a registered offering or otherwise.

                7.4 Survival. The provisions of Section 7.1 shall terminate on the fifth anniversary of the Closing (as defined in the Purchase Agreement). The provisions of Section 7.2 shall terminate upon the later of (i) the fifth anniversary of the Closing, or (ii) the date of expiration or termination of the Technology Agreement.

       8.       ASSIGNMENT AND AMENDMENT.

                8.1 Assignment. Notwithstanding anything herein to the contrary:

                        (a) Information Rights. The rights of the Investor under Section 1.1 are transferable only to a subsidiary of which the Investor beneficially owns, either directly or indirectly, at least 50% of the voting securities (a "Majority Owned Subsidiary"). The rights of the Investor under
Section 1.2 may not be assigned.

                                  SCHEDULE 13D                    Page 53 of
                                                                             ---


                        (b) Registration Rights. The registration rights of the Investor under Section 2 hereof may be assigned only to a party who acquires at least 214,793 shares of Registrable Securities; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 8.

                        (c) Rights of Participation and Maintenance. The rights of the Investor under Sections 3 and Section 4 hereof may be assigned only to a Majority Owned Subsidiary; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the Investor at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

                        (d) Rights On Corporate Events. The rights of the Investor under Section 5 hereof may be assigned only in whole, and not in part, and only to a Majority Owned Subsidiary; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the Investor at the time of such assignment stating the name and address of the assignee; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

                8.2 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investor (or, in the case of an amendment or waiver of any provision of Section 2 hereof, only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding). Any amendment or waiver effected in accordance with this Section
8.2 shall be binding upon the Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.

       9.       CONFIDENTIALITY

                                  SCHEDULE 13D                    Page 54 of
                                                                             ---


                9.1     (a)       Each party to this Agreement will hold any of
the other's Confidential Information (as defined in the next paragraph) in confidence and will: (i) use the same degree of care to prevent unauthorized disclosure or use of the Confidential Information that the receiving party uses with its own information of like nature (but in no event less than reasonable care), (ii) limit disclosure of the Confidential Information, including any materials regarding the Confidential Information that the receiving party has generated, to such of its employees and contractors as have a need to know the Confidential Information to accomplish the purposes of this Agreement, and (iii) advise its employees, agents and contractors of the confidential nature of the Confidential Information and of the receiving party's obligations under this Agreement.

                        (b) For purposes of this Agreement, the term "Confidential Information" refers to the following items relating to the confidential and proprietary information, including trade secrets, of the disclosing party: (i) all written materials provided by the disclosing party that are clearly marked as confidential, (ii) any tangible materials provided by the disclosing party that are clearly marked as confidential, and (iii) all information that is orally or visually disclosed by the disclosing party if it is identified as confidential at the time of disclosure and is reduced to written disclosure delivered to the receiving party within thirty (30) days after the original disclosure. "Confidential Information" will not include, even if marked as confidential, materials or information which: (i) is rightfully known without obligations of confidentiality by the receiving party, (ii) is or becomes public knowledge through no wrongful act of the receiving party, its agent, employees or affiliates, (iii) is rightfully received by the receiving party from another party authorized by the disclosing party to disseminate such materials or information, (iv) is independently developed by the receiving party without breach of this Agreement, or (v) is approved in writing for release by the disclosing party. Any employee or contractor of the receiving party having access to the Confidential Information will be required to sign a non-disclosure agreement protecting the Confidential Information if not already bound by such a non-disclosure agreement.

                9.2 Except to the extent required by law or judicial order or except as provided herein, neither party shall disclose this Agreement or any of its terms without the other's prior written approval, which approval will not be delayed or unreasonably withheld. Either party may disclose this Agreement to the extent required by law or judicial order, provided that if such disclosure is pursuant to judicial order or proceedings, the disclosing party will notify the other party promptly before such disclosure and will cooperate with the other party to seek confidential treatment with respect to the disclosure if requested by the other party and provided further that if such disclosure is required pursuant to the rules and regulations of any federal, state or local organization, the parties will cooperate to seek confidential treatment of this Agreement to the maximum extent possible under law.

                9.3 Prior to the execution of this Agreement, the parties will agree on the content of a joint press release announcing the existence of this Agreement, which press release will be issued as mutually agreed by the parties.

                                  SCHEDULE 13D                    Page 55 of
                                                                             ---


                9.4 Neither party will be required to disclose to the other any confidential information of any third party without having first obtained such third party's prior written consent.

                9.5 The provisions of this Section 9 shall survive for a period of five (5) years from the date which the Investor ceases to have any rights under Sections 1, 3, 4 and 5 of this Agreement.

       10.      GENERAL PROVISIONS.

                10.1 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given and received if personally delivered or, if deposited in the U.S. mail, three (3) business days after having been so deposited, if sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

                        (a)    if to the Investor, at: Intel Corporation

                                      Robert Noyce Building
                                      2200 Mission College Boulevard
                                      Santa Clara, California 95052-8119

                                      Attn: General Counsel

                                      M/S SC4-203

                        with a copy to:                Intel Corporation

                                      Robert Noyce Building
                                      2200 Mission College Boulevard
                                      Santa Clara, California 95052-8119

                                      Attn: Treasurer

                                      M/S SC4-210

                        (b)    if to the Company, at:  Phoenix Technologies Ltd.

                                  SCHEDULE 13D                    Page 56 of
                                                                             ---

                                                  2770 De La Cruz Boulevard

                                                  Santa Clara, California 95050

                                                  Attn: Chief Financial Officer

                            with a copy to:            Phoenix Technologies Ltd.

                                                  2770 De La Cruz Boulevard

                                                  Santa Clara, California 95050

                                                  Attn:  Legal Department

                  Any party hereto (and such party's permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

                         10.2    Entire Agreement. This Agreement, together with
all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

                         10.3    Governing Law. This Agreement shall be governed
by and construed exclusively in accordance with the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, excluding that body of law relating to conflict of laws and choice of law.

                         10.4    Severability. If one or more provisions of this
Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

                         10.5    Third Parties. Nothing in this Agreement,
express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

                                  SCHEDULE 13D                    Page 57 of
                                                                             ---

                         10.6    Successors And Assigns. Subject to the
provisions of Section 8.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

                         10.7    Captions. The captions to sections of this
Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

                         10.8    Counterparts. This Agreement may be executed in
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                         10.9    Adjustments for Stock Splits, Etc. Wherever in
this Agreement there is a reference to a specific number of shares of Common Stock of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of Common Stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

            [The remainder of this page is intentionally left blank.]

                                  SCHEDULE 13D                    Page 58 of
                                                                             ---

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

        PHOENIX TECHNOLOGIES LTD.                 INTEL CORPORATION

        By:                                       By:
           ------------------------                  ------------------------


        Name:                                     Name:
             ----------------------                    ----------------------


        Title:                                    Title:
              ---------------------                     ---------------------




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